Exhibit 10.1

THIS LOAN AGREEMENT is dated for reference effective as of the 31st day of July, 2011.

BETWEEN:

_____________________, a businessman having an address for notice and delivery located at ______________________

(the “Lender”)

OF THE FIRST PART

AND:

MAGNUS INTERNATIONAL RESOURCES INC., a company incorporated under the laws of the State of Nevada having a business office located 115 – 280 Nelson Street, Vancouver, BC, Canada, V6B 2E2

(the “Company”)

OF THE SECOND PART

WHEREAS:

A.           The Lender has previously loaned the Company a total of US$_____________ (the “Principal Amount”) which was non-interest bearing and due on demand.

B.           The Lender has received US$__________ in repayment of a portion of the Principal Amount.

C.           The Company wishes to have the remaining balance of the Principal Amount of US$__________ re-negotiated as a long term debt, which is due in 36 months from the date of entering into this loan agreement (the “Agreement”) having an interest rate of eight percent (8%) per annum.

D.           The Lender agrees to re-negotiate the remaining balance of the Principal Amount in accordance with the terms and conditions of this Agreement.

NOW THEREFORE IN CONSIDERATION of the mutual agreements herein contained, the parties hereto agree as follows:

1.
Loan.  The Lender hereby agrees to have the remaining balance of the Principal Amount of US$__________, plus accrued interest of $__________, for a total of US$__________ to be a loan (the “Loan”) to the Company to be due and payable to the Lender, including interest, in accordance with the terms and conditions contained herein.

2.	Interest Rate. The Loan will bear interest at a rate of 8% per annum on the outstanding principal amount, calculated annually, subject to the terms of this Agreement (the “Interest Rate”).

3.
Repayment of the Loan.  The Loan and interest on the Loan payable at the Interest Rate will be due and payable 36 months from the date of this Agreement (the “Due Date”).  However, the Company may prepay all or part of the Loan at any time prior to the Due Date, including the interest that may have accrued to the date of such prepayment.

Effective July 31, 2011, Magnus reached agreement with creditors to convert demand loans from related parties and shareholders into 3 year term debt payable July 31, 2014 and to convert imputed interest recognized to date on those loans to actual interest payable July 31, 2014. From July 31, 2011 the loans will bear interest at the rate of 8% per annum, also payable July 31, 2014.

4.
Conversion of imputed interest to Actual Interest Payable.  The Company agrees to convert imputed interest recognized to date on the loans to actual interest payable on July 31, 2014 to the Lender for agreeing to re-negotiate the remaining balance of the Principal Amount for a period of 36 months from the date of this Agreement and for the Lender’s continued support of the Company and patience in the repayment of the Principal Amount to the Lender.

5.	Representations and Warranties of the Company. To induce the Lender to agree to make the Loan, the Company represents and warrants to the Lender that:

(a)
The Company is a company duly incorporated and validly subsisting under the laws of the State of Nevada, has all requisite corporate capacity, power, and authority to own its assets; to carry on its business as now conducted or as proposed to be conducted; and to enter into and to carry out the transactions contemplated by this Agreement;

(b)	The Company is not a party to any agreement or instrument or subject to any corporate restrictions which would restrict the ability of the Company to perform its obligations under this Agreement; and

(c)	The Company has taken or caused to be taken all necessary action, corporate or otherwise, to authorize, and has duly executed and delivered this Agreement.

6.	Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

8.
Entire Agreement.  This Agreement, together with any other writing signed by the parties expressly stated to be supplementary hereto, constitutes the entire Agreement between the parties and supersedes all prior understandings and writings to which the Lender and the Company are parties.

9.
Governing Law and Jurisdiction.  This Agreement shall be deemed to be governed by and construed in accordance with the laws of the Province of British Columbia.  For the purposes of any legal actions or proceedings brought by the Lender in respect to this Agreement, the parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the Province of British Columbia and agree to be bound by any judgment thereof and not to seek, and hereby waive, any review of its merits by the courts of any other jurisdiction.

10.
Conflicts.  The Lender hereby acknowledges that Jensen Lunny MacInnes Law Corporation, Barristers & Solicitors, acts solely for the Company in connection herewith and the preparation of this Agreement and that the Company and Jensen Lunny MacInnes has requested that the Lender seek and obtain independent legal advice in connection with the review and execution of this Agreement.

11.
Further Assurances.  The parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

12.	Currency. All payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States of America.

13.
Severability.  If any term of this Agreement is partially or wholly invalid or unenforceable, the remainder of this Agreement will not be affected and each remaining term will be separately valid and enforceable.

14.
Interpretation.  In this Agreement, using separate parts and inserting headings are for convenient reference only and will in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

15.
Counterparts.  This Agreement may be executed by the parties in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and, notwithstanding the date of execution, being deemed to bear the execution date as set forth on the front page of this Agreement.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

MAGNUS INTERNATIONAL
RESOURCES INC.
The Company herein
per:

Authorized Signatory	(signature of the Lender)

Graham Taylor, CEO
(print name and title)	(print name)